Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Cindy Roberts

Director of Investor Relations

817-224-1461

cindy.roberts@dyn-intl.com

DynCorp International Inc. Announces Stock Repurchase Program Of Up To
$10 Million Of Its Outstanding Shares Of Common Stock

Falls Church, Va. - June 6, 2007 - DynCorp International Inc. (NYSE: DCP), today announced that its Board of Directors has authorized the company to repurchase up to $10 million of its outstanding common stock.

“We believe that a stock repurchase program is an effective way to enhance shareholder value and demonstrate our confidence in the long-term value of DynCorp International Inc.,”said Hebert J. Lanese, the company’s chief executive officer.

The shares may be repurchased from time to time in open market conditions or through privately negotiated transactions at the company’s discretion, subject to market conditions, and in accordance with applicable federal and state securities laws and regulations. Shares of stock repurchased under this plan will be held as treasury shares.

The program does not obligate the company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the company’s discretion.  The purchases will be funded from available working capital. As of March 30, 2007, the company had 57 million shares outstanding.

About DynCorp International

DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical technical services, mostly to civilian and military government agencies.  It operates major programs in law enforcement training and support, security services, base operations, aviation services and operations, and logistics support worldwide. Headquartered in Falls Church, Va., DynCorp International LLC has approximately 14,600 employees worldwide.  For more information, visit
www.dyn-intl.com.

Forward-looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability.  All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain.  Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein.  These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; additional work awarded under the Civilian Police and International Narcotics and Law Enforcement contracts; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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